FOURTH LOAN MODIFICATION AGREEMENT


          THIS FOURTH LOAN MODIFICATION AGREEMENT ("this Agreement") is dated as of December 31, 2003, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, hereinafter called the "Borrower", and BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB"), and AMERICAN AGCREDIT, PCA, a corporation or association organized and existing under the laws of the United States of America ("PCA") (BOH, FHB, CPB and PCA are each sometimes called a "Lender" and are collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided in the Loan Documents described below (in such capacity, the "Agent"), and KAPALUA LAND COMPANY, LTD., a Hawaii corporation (the "Accommodation Party").

Recitals:

          A. The Lenders (i) have made available to the Borrower Revolving Loans in the aggregate principal amount of up to $25,000,000 at any one time outstanding, and (ii) shall make available to the Borrower Term Loans in an amount up to the aggregate principal amount of the Revolving Loans outstanding upon expiration of the Revolving Loan Period, but not to exceed $15,000,000, all as more particularly described in that certain Amended and Third Restated Revolving Credit and Term Loan Agreement dated December 31, 2001, made by and among the Borrower, Lenders and Agent, as amended by a Loan Modification Agreement effective as of December 31, 2002, a Second Loan Modification Agreement dated as of March 21, 2003, and a Third Loan Modification Agreement dated as of August 11, 2003 (as amended, the "Loan Agreement").

          B. Capitalized terms used, but not defined in this Agreement, shall have the meanings given them in the Loan
Agreement.

          C.   The performance of the Borrower under the Loan
Documents is secured by the following (as amended and confirmed, collectively, the "Mortgages") made in favor of the Lenders:

               (1)  Mortgage and Security Agreement dated
March 1, 1993, made by the Borrower, as Mortgagor, recorded in the Bureau of Conveyances of the State of Hawaii (the "Bureau") as Document No. 93-036896;

               (2)  Mortgage and Security Agreement dated
March 1, 1993, made by the Borrower, as Mortgagor, recorded in the Bureau as Document No. 93-036898; and

               (3)  Additional Security Mortgage and Security
Agreement dated March 1, 1993, made by the Accommodation Party, recorded in the Bureau as Document No. 93-036900.

          D. The Borrower and the Lenders have agreed to further modify the Loan Documents under the terms and conditions of this Agreement.


Agreements:

          NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

          1. Amendments to the Loan Agreement: Effective as of December 31, 2003, the Loan Agreement is amended as follows:

               (a)  The Aggregate Loan Commitment, as defined in
Section 1.1(a), is reduced to $20,000,000.00.

               (b) Section 1.6(b)(1)(iii) is amended to read in its entirety as follows:

                    (iii)     On December 31, 2004, the Borrower
                    agrees to pay the amount, if any, by which the aggregate outstanding principal balance of the Revolving Loans exceeds $15,000,000.00, and as of such date, the Aggregate Loan Commitment shall be reduced to $15,000,000.00.

               (c)  Section 9.17 is amended to read in its
entirety as follows:

                    9.17 Expiry Date means December 31, 2005.

               (d)  Section 9.36 is amended to read in its
entirety as follows:

                    9.36 Maturity Date means December 31, 2008.

               (e) Section 5.10(c) is amended to read in its entirety as follows:

                    (c)  A Net Worth of not less than
                    $64,000,000, plus 50% of cumulative Net
                    Profits (but not the net losses) after
                    December 31, 2003.

               (f) Clause (iv) Section 5.3(a) is amended to read in its entirety as follows:

                    (iv) summary schedules of income and cash flow for the Borrower's resort division, pineapple division and any other, existing or to be newly created, divisions,

               (g) Clause (iv) Section 5.3(b) is amended to read in its entirety as follows:

                    (iv) summary schedules of income and cash flow for the Borrower's resort division, pineapple division and any other, existing or to be newly created, divisions; and

               (h) Clause (i) Section 5.3(c) is amended to read in its entirety as follows:

                    (i) copies of the Borrower's three-to-five year summary forecast of income and cash flow for the Borrower's resort division, pineapple division and any other, existing or to be newly created, divisions, and

               (i) In addition to the financial reports and information required under Section 5.3 of the Loan Agreement, as amended above, the Borrower shall submit to the Agent, for distribution to the Lenders, copies of any strategic plan or update to a strategic plan within 10 days after such plan or update is approved by the Borrower's board of directors.

          2. Consent; Waiver: The Lenders hereby consent to the Borrower's sale of certain assets of its Costa Rican pineapple-growing subsidiary to Dole Food Co., Inc. and waive the Borrower's failure to request the Lenders' prior written consent to the sale of such assets as may be required under
Section 6.3 of the Loan Agreement. The Bank's waiver in this Agreement shall not constitute, nor be deemed to constitute, a waiver of any other terms, covenants or conditions under the Loan Agreement or the other Loan Documents.

         3. Amendment Fee and Costs: In consideration of, and as a condition to, the amendment herein contained, the Borrower shall pay the Agent, on demand, for distribution to the Lenders on a pro rata basis, a $20,000 amendment fee.
The Borrower shall also promptly reimburse the Agent for all costs and expenses, including reasonable fees of attorneys and real estate appraisers, incurred by the Agent in connection with this transaction.

         4. Modification: This Agreement is a modification only and not a novation. In all other respects, the terms and conditions of the Loan Documents, as hereby modified, are hereby ratified and confirmed and shall remain in full force and effect.

         5. Reaffirmation and Enlargement: The Borrower confirms and reaffirms all of its representations, warranties and covenants in the Loan Documents. The execution of this Agreement by the Borrower constitutes the certification of the persons signing this Agreement on behalf of the Borrower that, to the best of their actual knowledge, the representations and warranties made in Article IV of the Loan Agreement are true and correct as of the date of this Agreement. All references in the Loan Documents to the Loan Agreement are hereby enlarged and expanded to mean and include the Loan Agreement as hereby modified.

         6. Mortgagors: The Borrower and the Accommodation Party confirm the grant, pledge and mortgage of the properties encumbered by the Mortgages, as and for continuing security for the obligations of the Borrower under the Loan Documents. The Borrower and the Accommodation Party warrant that the properties encumbered by the Mortgages are subject to no liens or encumbrances other than those set forth in the Mortgages.

         7. No Offsets: The Borrower and the Accommodation Party each agrees that to its actual knowledge it has no claims, defenses, or offsets against the Lenders or the Agent with respect to the Credit Facility or to the enforcement of the Loan Documents arising prior to the date of this Agreement and that all such claims, defenses and offsets are hereby released.

         8. Successors and Assigns: This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         9. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.







           [The following page is the signature page.]

          To signify their agreement, the parties have executed this Fourth Loan Modification Agreement as of the date above written.

MAUI LAND & PINEAPPLE COMPANY,   BANK OF HAWAII, individually
INC.                             and as Agent


By  /s/ PAUL J. MEYER            By  /s/ JOHN P. MCKENNA
    Name:  Paul J. Meyer             Name:  John P. McKenna
    Title: Executive Vice            Title: Vice President
           President/Finance


By /s/ JOHN KREAG                FIRST HAWAIIAN BANK
    Name:  John Kreag
    Title: Treasurer

                  Borrower       By /s/ NEILL CHAR
                                     Name:  Neill Char
                                     Title: Vice President
KAPALUA LAND COMPANY, LTD.

                                 CENTRAL PACIFIC BANK
By /s/ PAUL J. MEYER
    Name:  Paul J. Meyer
    Title: Executive Vice        By /s/ ROBERT D. MURAKAMI
           President/Finance         Name:  Robert D. Murakami
                                     Title: Vice President

By /s/ JOHN KREAG
    Name:  John Kreag            AMERICAN AGCREDIT, PCA
    Title: Treasurer

          Accommodation Party    By /s/ GARY VAN SCHUYVER
                                     Name:  Gary Van Schuyver
                                     Title: Vice President

                                                      Lenders